THE DREYFUS/LAUREL TAX-FREE MUNICIPAL FUNDS

EXHIBIT 2
Sub-Item 77C

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Meeting of Shareholders of Dreyfus Premier
Limited Term Massachusetts Municipal Fund of
The Dreyfus/Laurel Tax-Free Municipal Funds the "Premier Massachusetts Fund") was held on August 22, 2002. Out of a total of 13,852,358.465 shares ("Shares") entitled to vote at the Meeting, a total of 12,919,726.154 Shares were represented at the Meeting, in person or by proxy. The following matter was duly approved by vote of the holders of the Premier Massachusetts Fund's outstanding Shares as follows:

An Agreement and Plan of Reorganization, and the transactions provided for therein, including the transfer of all of the assets, subject to the liabilities, of the Premier
Massachusetts Fund to MPAM Massachusetts
Intermediate Municipal Bond Fund, a series of MPAM Funds Trust, a Massachusetts business trust, in exchange for shares of the MPAM
Massachusetts Intermediate Municipal Bond, and the assumption of all of the liabilities by the MPAM Massachusetts Intermediate
Municipal Bond, and the distribution of
such shares to the shareholders of the
Premier Massachusetts Fund.

Affirmative Votes		12,872,101.814

Negative Votes		26,872.432

Abstained Votes		20,751.908


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